EXHIBIT 10.5

ABM INDUSTRIES INCORPORATED

“PRICE-VESTED” PERFORMANCE STOCK OPTION PLAN
STOCK OPTION AGREEMENT

THIS AGREEMENT (“Agreement”) dated as of the Grant Date between ABM Industries Incorporated, a Delaware corporation (the “Company”), and Employee Name (the “Optionee”).

WITNESSETH:

The Company has adopted the ABM Industries Incorporated “Price-Vested” Performance Stock Option Plan (the “Plan”). The Plan is made a part hereof with the same effect as if set forth in this Agreement. All capitalized terms that are used herein and not otherwise defined shall have the meanings set forth in the Plan.

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived here from, the parties hereto agree as follows:

1.	Grant of Options.

Subject to the provisions of this Agreement and to the Plan, the Company hereby grants to the Optionee the right and option (the “Option”) to purchase:

a.	XXXX shares of common stock (“Common Stock”) of the Company at an exercise price of $___per share and a Vesting Price of $___per share,

b.	XXXX shares of Common Stock at an exercise price of $___per share and a Vesting Price of $___per share,

c.	XXXX shares of Common Stock at an exercise price of $___per share and a Vesting Price of $___per share, and

d.	XXXX shares of Common Stock at an exercise price of $___per share and a Vesting Price of $___per share.

2.	Exercisability of Options.

a.	No unvested and/or expired Option may be exercised, and

b.	any unexpired vested Option may be exercised in whole or in part at the times and in the manner set forth in the Plan; provided, however, that an unexpired vested Option may not be exercised:

(1)	before the first (1st) anniversary of its date of grant,

(2)	at any one time as to fewer than 100 shares, or such number of shares as to which such Option is then exercisable if such number of shares is less than 100,

(3)	on or after the tenth (10th) anniversary of its date of grant.

3.	Vesting of Options.

Each Option granted hereunder shall vest in the circumstances set forth in the Plan or as set forth in this paragraph. During the four-year period commencing on its date of grant, each Option granted hereunder shall vest at such time as the Fair Market Value of the Common Stock shall have been equal to or greater than the Vesting Price with respect to such Stock Option for ten (10) trading days in any period of thirty (30) consecutive trading days. Any Stock Option that has not vested on or before the close of business on the fourth (4th) anniversary of its date of grant shall vest at the close of business on the eighth (8th) anniversary of its date of grant, if such Option has not previously terminated.

4.	No Right to Employment.

Nothing in this Agreement or the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any of its Affiliates, or interfere in any way with the right of the Company or any such Affiliate to terminate such employment with or without cause at any time whatsoever absent a written employment contract to the contrary.

5.	Effect of Certain Changes.

a.	If there is any change in the number of issued shares of Common Stock through the declaration of stock dividends, or through recapitalization resulting in stock splits, or combinations or exchanges of such shares, the number of Options granted pursuant to this Agreement that have not been exercised or lapsed, and the price per share of such Options shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number of shares of Common Stock, provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

b.	In the event of a change in the Common Stock of the Company as presently constituted, which is limited to a change of all of its authorized shares with a par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be a Common Stock within the meaning of this Agreement and the Plan.

c.	To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

6.	Payment of Transfer Taxes, Fees and Other Expenses.

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares acquired pursuant to exercise of the Options, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

7.	Taxes and Withholding.

a.	No later than the date of exercise of any Options granted hereunder, and prior to the delivery of any shares of Stock to any Optionee, the Optionee shall pay to the Company or make arrangements satisfactory to The Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Options and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Optionee, federal, state and local taxes of any kind required by law to be withheld upon the exercise of such Options,

b.	Optionee agrees that, in the event any governmental taxing authority claims that any unpaid taxes, interest or penalties are due and owing in connection with The Optionee’s exercise of any Stock Options granted under the Plan, the Optionee will be solely responsible to defend and/or pay any such claim. Employee further agrees to indemnify and hold The Company harmless from defending and/or paying any such claim, including reasonable attorney’s fees, in the event that any governmental taxing authority seeks payment of any and all such unpaid taxes, interest or penalties from the Company.

8.	Notices.

Any notice to be given under the terms of this Agreement shall be in writing and delivered to the Company at 160 Pacific Avenue, Suite #222, San Francisco, California, 94111, Attention: Corporate Secretary, and to the Optionee at his/her address of record or at such other address as either party may hereafter designate in writing to the other.

9.	Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor(s) of the Company.

10.	Laws Applicable to Construction.

The Options have been granted, executed and delivered in the State of California, and the interpretation, performance and enforcement of this Agreement, shall be governed by the laws of the State of California, as applied to contracts executed in and performed wholly within the State of California.

11.	Interpretation.

In the event of any ambiguity in this Agreement, any term which is not defined in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to:

a.	interpret the Plan,

b.	prescribe, amend and rescind rules and regulations relating to the Plan, and

c.	make all other determinations deemed necessary or advisable for the administration of the Plan.

12. Headings.

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

13. Amendment.

This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Optionee has hereunto set his or her hand.

ABM INDUSTRIES INCORPORATED:	OPTIONEE:

Henrik C. Slipsager	Employee
President and Chief Executive Officer

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